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                                                                   EXHIBIT 99(b)



                            STOCKHOLDERS' AGREEMENT

                 This STOCKHOLDERS' AGREEMENT (this "Agreement") is made as of December 31, 1996 by and among The Quizno's Corporation (the "Company"), a Colorado corporation, Retail & Restaurant Growth Capital, L.P., ("RRGC") a Delaware limited partnership, Richard E. Schaden and Richard F. Schaden as Co-Trustees pursuant to a Voting Trust Agreement dated July 14, 1994, and Richard E. Schaden and Richard F. Schaden individually (Richard E. Schaden and Richard F. Schaden as Co-Trustees under a Voting Trust Agreement dated July 14, 1994 and Richard E. Schaden and Richard F. Schaden individually are referred to individually herein as a "Principal Stockholder" and collectively as the "Principal Stockholders"). The Principal Stockholders and RRGC are referred to collectively herein as the "Stockholders".

                                    RECITALS

                 The following is a statement of facts underlying this
Agreement:

                 A. The Principal Stockholders are the owners of 146,000 shares of the Company's Class A Cumulative Convertible Preferred Stock par value $0.001 and 1,553,334 shares of the Company's Common Stock par value $0.001 (the "Common Stock"), as more fully set forth on Exhibit A attached hereto.

                 B. RRGC has entered into an Investment Agreement dated the date hereof (the "Investment Agreement") with the Company pursuant to which RRGC has agreed to loan $2,000,000 to the Company as evidenced by a Senior Subordinated Convertible Note due 2001 (the "Loan").

                 C. As a condition to making the Loan, the parties hereto agree to certain voting rights and rights governing the transfer of their Securities (as defined below).

                 NOW, THEREFORE, in consideration of RRGC making the Loan to the Company, and their mutual promises set forth herein, the Stockholders and the Company agree as follows:

1.       Definitions.

         a. "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, any other Person.





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         b.      "Fully Diluted Basis" shall mean the amount of capital stock owned by a Stockholder if the Stockholder is deemed to own all the capital stock which such Stockholder is entitled to own pursuant to the exercise of all warrants and options issued by the Company and held by the Stockholder and the conversion of all convertible securities (both debt and equity) made by the Company and held by the Stockholder, however the stock obtainable under such convertible securities, warrants or options shall only be taken into account if the exercise price of the warrants or options or conversion price of the convertible securities is less than the price at which the shares may be purchased by other means.

         c. "Permitted Transferee" shall mean Affiliates of a Stockholder, or spouses, lineal descendants (natural or adopted) or parents of an Affiliate, or the respective constituent partners or participants of a Stockholder and such partners' or participants' direct and indirect constituent partners, stockholders and affiliates, or an inter vivos trust for the benefit of any such person, if the Permitted Transferee (a) agrees in writing in a form reasonably satisfactory to the Corporation and the Principal Stockholders (1) to be bound by the terms of this Agreement, (2) that the Securities transferred to the Permitted Transferee shall remain subject to the terms of this Agreement, and (3) that upon the death or termination of existence of the Permitted Transferee, his or her or its Securities shall only be transferred to another Permitted Transferee of the transferring Stockholder, and (b) delivers such written agreement to the Corporation and the other Stockholders at least three business days prior to the date of such transfer. During the life or existence (as the case may be) of the Permitted Transferee, such Permitted Transferee shall have the right to transfer all of or part of the Securities to
(x) the transferring Stockholder or (y) any other Permitted Transferee of the transferring Stockholder.

         d. "Person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, firm, trust, association, or other entity.

         e. "Principal Stockholder" as used herein shall mean, collectively, each Principal Stockholder and each Permitted Transferee of such Principal Stockholder.

         f. "RRGC" as used herein shall mean, collectively, RRGC and each Permitted Transferee of RRGC.

         g. "Securities" shall mean, collectively, all capital stock of the Company, all rights to acquire any shares of any capital stock of the Company, now or hereafter owned by each of the Stockholders, together with any and all securities received as stock splits, dividends on or in substitution for any capital stock of the Company, or in connection with any increase, reduction, or reclassification of the capital stock of the Company, or upon any reorganization, recapitalization, share exchange, exchange





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offer, merger or consolidation of the Company with any one or more entities in which an entity other than the Company is the surviving entity, or upon exercise of any warrant or option to purchase capital stock of the Company. "Securities" shall include the Common Stock and Preferred Stock owned by each of the Stockholders, the Convertible Note, any warrant issued upon a repayment of the Convertible Note (a "Warrant"), and the Common Stock underlying the Convertible Note and the Warrants.

         h. "Stockholder" shall mean, collectively, a Stockholder and each Permitted Transferee of such Stockholder.

2.       Tag-Along Rights.

         a. If at any time any Principal Stockholder proposes to Transfer Securities to a purchaser (other than a transfer to a Permitted Transferee), such Principal Stockholder (which Principal Stockholder is referred to in this Section 2 as a "Transferring Stockholder") shall give written notice to RRGC, the remaining Principal Stockholder and the Company at least 30 days prior to the consummation of the proposed Transfer (the "Tag-Along Notice"). RRGC and the remaining Principal Stockholder may, upon giving written notice to the Transferring Stockholder and the Company within 20 business days after its receipt of the Tag-Along Notice (a "Tag-Along Election Notice"), participate in such Transfer on a "pro rata basis" as between the Stockholders (as set out in Section 2(b) below), with a right of over allotment, at the same price and upon the same terms and conditions as are applicable to the Transferring Stockholder in such transaction.

         b.      "Pro Rata Basis"   Under Section 2(a), each Stockholder shall
be permitted to sell that fraction of Securities the numerator of which is the number of shares such Stockholder holds, on a Fully Diluted Basis, and the denominator of which is the total number of shares held by all Stockholders, on a Fully Diluted Basis.

         c. Notwithstanding the foregoing, the Tag-Along Rights set forth in this Section 2 shall not apply to any sale of Securities by a Principal Stockholder pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, or in one or more private sales or other transfers, as long as such Rule 144 sales or private sales or transfers relate to less than 60,000 shares of Common Stock in the aggregate in any calendar year.





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3.       Preemptive Rights.

         During the Term, so long as RRGC owns any Securities, RRGC shall have a preemptive right (that is, a right to purchase its pro rata share of all capital stock of the Company on a Fully Diluted Basis at the same price and on the same terms and conditions as those upon which such capital stock is proposed to be sold) to acquire any shares of any class of capital stock of the Company, including unissued shares, treasury shares or any rights or options to purchase such capital stock, or any securities convertible into or exchangeable for such capital stock or any options to purchase such convertible or exchangeable securities (collectively, "Capital Stock"), authorized by the Company's Board of Directors for issuance after the date hereof, provided, however, that the foregoing provision shall not apply to any such Capital Stock of the Company issued (i) under the Company's existing stock option plans and 401(k) plans, so long as such shares outstanding in these plans do not represent more than 15% of the Company's capital stock on a Fully Diluted Basis; (ii) upon exercise of warrants to purchase Common Stock that are outstanding on the date hereof, and (iii) upon conversion of the Class A Convertible Stock of the Company.

4. Board Representation. So long as this Agreement is in effect, and RRGC owns at least seven and one-half percent (7.5%) of the Company on a Fully Diluted Basis, the following will occur:

         a. Appointment of Director Nominated by RRGC. Each Stockholder shall cast its Voting Stock for the election of one director nominated by RRGC.

         b.      Expansion of Board of Directors; Nomination of Seventh
Director.   Within nine months of the date hereof, the Company and the
Stockholders shall increase the Board of Directors to seven members. The seventh member shall be an outside Director appointed with the approval of RRGC, which approval shall not be unreasonably withheld.

         c. RRGC's Board Observer Rights. At any time that RRGC has not exercised its right to designate a director in accordance with Section 4(a), the Company shall permit an employee of RRGC (the "RRGC Designee") to attend meetings of the Company's Board of Directors, subject to the execution by such RRGC Designee of an appropriate confidentiality agreement.

         d. Frequency of Board Meeting. Meetings of the Board of Directors shall be held at least once per calendar quarter.

         e. RRGC Advisor. In addition to the RRGC Director or the RRGC Designee, RRGC shall be permitted to appoint an advisor to RRGC (the "RRGC Advisor"), subject to the execution by such RRGC Advisor of an appropriate





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confidentiality agreement.  The RRGC Advisor shall be permitted to attend and participate in meetings of the Company's Board of Directors; however, the RRGC Advisor shall not be permitted to vote.

         f. Expenses. The Company shall pay the reasonable expenses of the RRGC Director or RRGC Designee or RRGC Advisor of attendance for each Board meeting attended.

5. Term. This Agreement will remain in full force as long as RRGC owns at least the equivalent of 74,570 shares of Common Stock on a Fully Diluted Basis as adjusted for stock splits, subdivisions and combinations.

6.       Legend on Securities; Additional Securities.

         a. Legend. Each certificate or instrument representing Securities and any future certificate or instrument evidencing ownership of the Securities that is subject to this Agreement will be conspicuously imprinted with the following legend:

         THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO AN INVESTMENT AGREEMENT DATED DECEMBER 31, 1996, AND A STOCKHOLDERS AGREEMENT DATED AS OF DECEMBER 31, 1996, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION AND WILL BE FURNISHED TO THE HOLDER ON REQUEST TO THE SECRETARY OF THE CORPORATION. SUCH INVESTMENT AGREEMENT AND STOCKHOLDERS AGREEMENT PROVIDE, AMONG OTHER THINGS, FOR CERTAIN RESTRICTIONS ON VOTING, SALE, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED HEREBY.

The legend in respect of this Agreement shall not be removed from the Securities so long as this Agreement remains in effect. The legend in respect of the compliance with applicable federal or state securities laws shall be removed if an opinion of counsel reasonably satisfactory to the Company and the Company's counsel is provided to the Company that such legend is not required in order to establish compliance with any provisions of the Securities Act or applicable state securities laws.

         b. Additional Securities. If the Company distributes any of its shares of Common Stock or other Securities to any of the Stockholders as a dividend upon any of the Securities then outstanding or issues any of its Securities to any of the Stockholders in lieu of, or in exchange for, or in addition to Securities then outstanding, or any Stockholder acquires or obtains any additional Securities, then,





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and in any of such events, any such Securities distributed or issued or acquired or obtained by any Stockholder will be deemed to be "Securities" under this Agreement and will be subject to the terms of this Agreement.

7. Injunctive Relief. Each Stockholder acknowledges and agrees that the terms, covenants and obligations of this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms, covenants or obligations of this Agreement will cause the Company and each Stockholder irreparable injury in an amount which would be impossible to estimate or determine and for which adequate compensation could not be fashioned. Therefore, each Stockholder agrees that the Company and the other Stockholders will be entitled to an injunction, restraining order, or other equitable relief as a matter of course, and without the necessity of proving irreparable harm or the inadequacy of a legal remedy, from any court of competent jurisdiction, restraining such Stockholder and any other person(s) as the court may order from committing any violation or threatened violation of the terms, covenants or obligations in this Agreement. The Company's and each Stockholder's rights and remedies under this Section 9 are cumulative and are in addition to any other rights and remedies that the Company or any Stockholder may have under this Agreement or any other agreement or at law or in equity.

8.       Miscellaneous.

         a. Continuing Force; Remedies Cumulative. The terms, provisions, conditions, covenants, representations, warranties, indemnities, and remedies contained in this Agreement will survive and remain in full force and effect after execution of this Agreement. The remedies contained in this Agreement will survive and remain in full force and effect after the termination of this Agreement. The rights and remedies provided for in this Agreement are cumulative and will be in addition to rights and remedies otherwise available to the parties under any other agreement or applicable law.

         b. Amendment. This Agreement may only be amended by a written agreement signed by the Company and each of the Stockholders.

         c. Waiver. No waiver of any Section or provision of this Agreement will be valid unless in a writing signed by the party to be charged and only to the extent set forth in that writing. Unless such a writing expressly provides otherwise, any waiver by any party of any Section or provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of this Agreement or constitute a course of conduct which may be relied upon to justify any subsequent breach of this Agreement.





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         d.      Binding Effect and Assignment.  This Agreement, and the rights and duties under it, will be binding upon and inure to the benefit of (a) the Company, its successors and assigns, (b) each Stockholder, its successors and assigns and (c) any Permitted Transferee of any Securities, regardless of whether such Permitted Transferee executes the required written agreement to be bound by the terms of this Agreement. No Stockholder may assign its rights under this Agreement or delegate its duties hereunder unless such Stockholder both assigns its rights and delegates its duties hereunder and such assignment and delegation is made in connection with a transfer of Securities that does not violate this Agreement.

         e. Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Texas, except that if any provision of this Agreement or any part of any such provision would be illegal, invalid or unenforceable under such laws in connection with a suit or proceeding validly instituted in another jurisdiction, then the laws of such other jurisdiction will govern insofar as is necessary to sustain the legality, validity, or enforceability of such provision or any part of such provision.

         f. Captions. Captions to the various Sections in this Agreement are for the convenience of the parties only and will not affect the meaning or interpretation of this Agreement.

         g. Enforceability and Interpretation. It is the desire and intent of the parties to this Agreement that the terms, provisions, conditions, covenants, representations, warranties, and remedies contained in this Agreement will be enforceable to the fullest extent permitted by law. If any term, provision, condition, covenant, representation, warranty, or remedy of this Agreement or the application thereof to any person or circumstances will, to any extent, be construed to be illegal, invalid, or unenforceable, in whole or in part, then such term, provision, condition, covenant, representation, warranty, or remedy will be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by such law. In any case, the remaining terms, provisions, conditions, covenants, representations ' warranties, and remedies of this Agreement or the application thereof to any person or circumstance, except those which have been held illegal, invalid, or unenforceable, will remain in full force and effect.

         h. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but together they will constitute one and the same instrument.

         i. Additional Documents. Each Stockholder agrees to execute any and all documents, instruments, certificates and communications deeded to be necessary or desirable by the Company to effectuate or reconfirm the applicability of this





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Agreement to any and all future transaction affecting the Company, the
Securities, or any Stockholder.

         j. Cost of Enforcement. The Company shall pay to each Stockholder all fees and expenses (including reasonable fees and expenses of attorneys) incurred by such Stockholder in enforcing its rights under this Agreement if such Stockholder is the prevailing party in such enforcement action. If the Company is successful in defending such enforcement action, the Stockholder will pay to the Company its costs of such defense, including, but not limited to, its reasonable attorneys fees, expenses and disbursements.

         k. Notices. All notices and other communications hereunder shall be given to the parties at the addresses shown at the beginning of this Agreement, by the method provided in the Investment Agreement.





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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement with full force and effect as of the day and year first written above.

                                THE QUIZNO'S CORPORATION, a Colorado corporation


                                By:  Richard E. Schaden
                                     ------------------------------
                                Its: President
                                     ------------------------------




                                RETAIL AND RESTAURANT GROWTH CAPITAL, L.P., a Delaware limited partnership


                                By:     Retail & Restaurant Growth Capital,
                                        L.P., a Texas limited partnership,
                                        its general partner

                                By: Retail & Restaurant Growth Management, Inc., a Texas corporation, its general partner


                                By:     Raymond C. Hemmig
                                        ______________________

                                Its:    COB/CEO
                                        _______________________


                                Richard E. Schaden and Richard F. Schaden as
                                Trustees Under a Voting Trust Dated July 14,
                                1994

                                               Richard E. Schaden
                                         ------------------------------
                                               Richard E. Schaden

                                               Richard F. Schaden
                                         ------------------------------
                                               Richard F. Schaden


                                                    and





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                                         RICHARD E. SCHADEN
                                         --------------------------------
                                         RICHARD E. SCHADEN, Individually


                                         RICHARD F. SCHADEN
                                         --------------------------------
                                         RICHARD F. SCHADEN, Individually





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                                  EXHIBIT A
                          TO STOCKHOLDERS' AGREEMENT



        Richard E. Schaden and Richard F. Schaden as co-trustees pursuant to a Voting Trust Agreement, dated as of July 14, 1994 (the "Voting Trust"), jointly own (i) 1,553,334 shares of the common stock, par value $.001 per share (the "Common Stock"), of The Quizno's Corporation, evidenced by stock certificates numbered 462, 505 and 506, respectively representing 534, 154,799 and 1,398,001 shares of Common Stock, and (ii) 146,000 shares of Class A Cumulative Convertible Preferred Stock (the "Preferred Stock") of The Quizno's Corporation, evidenced by certificate number 4 representing 131,400 shares of Preferred Stock and certificate number 5 evidencing 14,600 shares of Preferred Stock.